Exhibit 99.1

                                                                                News Release

For Immediate Release

AVERY DENNISON BOARD ELECTS
DEAN A. SCARBOROUGH CHAIRMAN AND SELECTS
DAVID E. I. PYOTT LEAD INDEPENDENT DIRECTOR
UPON KENT KRESA’S RETIREMENT;
APPROVES GOVERNANCE CHANGES

PASADENA, Calif., February 26, 2010 – Avery Dennison Corporation (NYSE:AVY) announced today that its board of directors has elected President and Chief Executive Officer Dean A. Scarborough to succeed Kent Kresa as chairman of the board and selected Director David E. I. Pyott lead independent director.  Pyott, chairman and chief executive officer of Allergan, Inc., is one of 10 independent directors on Avery Dennison’s 12-person board.

The changes will take effect upon Kresa’s retirement on April 22, 2010 at the annual shareholders meeting, in accordance with Avery Dennison’s policy that directors retire at the age of 72.  As chairman, Scarborough will continue in his roles as president and chief executive officer.

The board also took action relating to three corporate governance matters:  elimination of “supermajority” voting on certain actions of the Company, which is to be submitted to shareholders for approval at the 2010 annual meeting; declassification of the board’s structure, which will result in annual elections for all directors (to be submitted to shareholders for approval at the 2011 annual meeting); and adoption of a bi-annual advisory shareholder vote on executive compensation, commencing in 2011.

Avery Dennison Chairman Kent Kresa said, “In the five years that Dean Scarborough has been CEO, he has led Avery Dennison’s global expansion and guided the Company during an exceptionally challenging recession.  He has built a strong management team and led the development and implementation of a sound strategy for future growth. I have enjoyed working with Dean and my other fellow directors, and I am confident in the new leadership structure of the board.”

David Pyott said, “Kent Kresa has guided the Avery Dennison board with a steady hand, and we have benefited immensely from his deep experience as chairman.  We wish him all the best.  In my additional role as lead independent director, I look forward to continuing Kent’s practice of fostering active and engaged participation by all board members.”

“Kent Kresa has been a great role model and mentor, and I am honored to succeed him as chairman,” said Dean Scarborough.  “Our board participates vigorously in the development of our Company’s strategic direction, and I will continue to execute on our vision of the future on behalf of our shareholders.

“Our proposed governance changes reflect our intention to keep our practices aligned with shareholder interests and demonstrate our continued commitment to good corporate governance,” Scarborough said.

Dean A. Scarborough

Dean Scarborough, 54, has been president and chief executive officer of Avery Dennison since 2005.  He joined Avery Dennison in 1983 and has served in increasingly responsible management, marketing and operations leadership roles in its converting and materials businesses.  In 1990, he was promoted to vice president and general manager, Fasson Roll North America. Five years later, he moved to the Netherlands to lead Roll Materials Europe. He returned to the U.S. in 1997, when he was appointed group vice president, Fasson Roll North America and Roll Materials Europe. He was promoted to group vice president, Roll Materials Worldwide two years later and, in 2000, was elected president and chief operating officer of Avery Dennison.

David E. I. Pyott

David Pyott, 56, is chairman and chief executive of Allergan, a global healthcare company, with more than 25 years of international experience in nutrition and health care.  He has been a member of Avery Dennison’s board of directors since 1999.

About Avery Dennison

Avery Dennison is a recognized industry leader that develops innovative identification and decorative solutions for businesses and consumers worldwide. The Company’s products include pressure-sensitive labeling materials; graphics imaging media; retail apparel ticketing and branding systems; RFID inlays and tags; office products; specialty tapes; and a variety of specialized labels for automotive, industrial and durable goods applications. A FORTUNE 500 company with sales of $6 billion in 2009, Avery Dennison is based in Pasadena, California and has employees in over 60 countries. For more information, visit www.averydennison.com.

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